Exhibit 99.1

VIRGIN MEDIA REPORTS SECOND QUARTER 2008 RESULTS
SHOWING STRONGER CASH GENERATION AND OCF, WITH CONTINUED LOW CHURN

London, England, August 7, 2008 — Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended June 30, 2008.

Quarterly highlights

Financial

•                  OCF of £333m (Q2-07: £315m)

•                  Operating loss of £333m (Q2-07: £3m income) including £366m non-cash goodwill impairment charge relating to Mobile segment

Operational

•                  Total RGU net adds of 136,800 (Q2-07: 59,000)

•                  5,300 additional increase in reported RGUs from data cleanse (Q2-07: 4,200)

•                  Low on-net churn of 1.3% (Q2-07: 1.8%)

•                  On-net customer net disconnects of 19,500 (Q2-07: 70,300 net reduction)

•                  18,900 additional decrease in reported customers from data cleanse (Q2-07: nil)

•                  On-net broadband net additions of 54,600 (Q2-07: 45,800)

•                  Customers taking top-tier broadband up 82% year-on-year

•                  TV subscribers net additions of 24,800 (Q2-07: 2,200)

•                  On-net telephony net additions of 3,400 (Q2-07: 56,900 net reduction)

•                  BBC iPlayer launched on VOD platform, achieving 10.5m views in June

•                  Contract mobile net additions of 55,900 (Q2-07: 52,800)

•                  On-net cable ARPU of £41.63 (Q2-07: £42.16)

•                  Record triple-play penetration of 53.1% (Q2-07: 45.2%)

Neil Berkett, Chief Executive Officer of Virgin Media, said:

“These second quarter results represent another solid operational and financial performance as we continue to lay a strong foundation for future growth.

We have enjoyed another quarter of low churn and our customers buying more products from us than ever before. Combined with a rigorous emphasis on making the business a more efficient organization, we have seen OCF growth and strong cash generation. We have continued to focus on putting the customer at the heart of everything we do and improving the quality of the services and experience we offer. We’re also pleased with the improvement in performance of our mobile operation from the prior quarter.

In the face of a tougher national economic environment our business has demonstrated good resilience. We continue to focus on improving our operational execution and driving unnecessary cost and inefficiencies out of the business.

We will continue to exploit our competitive advantages in leading next generation broadband in the UK and redefining the on-demand TV experience. The second half of this year will mark a major milestone as we roll out our unrivalled 50Mb broadband service. We believe this superfast service, combined with our leading video-on-demand product, will prove extremely attractive to existing and new customers.”

Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:
M: Communications
Brigitte Trafford:	+44 (0) 20 7153 1530
Georgina Briscoe:	+44 (0) 20 7153 1530
James Hill:	+44 (0) 20 7153 1530

Conference call details

There will be a webcast and conference call for analysts and investors today at 9am ET / 2pm UK time.

The presentation can be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

Analysts and investors can dial in to the presentation by calling +1 866 966 5335 in the United States or  +44 (0) 20 3023 4472 for international access, passcode “Virgin Media Inc.” for all participants.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Thursday, August 14, 2008.  The dial-in replay number for the US is: +1 866 583 1035 and the international dial-in replay number is: +44 (0) 20 8196 1998, passcode: 499513#.

Note to the financial and operational results for the three months ended June 30, 2008

OCF is operating income before depreciation, amortization, goodwill impairment and other charges and is a non-GAAP financial measure. Please see Appendix E for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

SUMMARY FINANCIAL RESULTS (unaudited)	Q2 2008	Q1 2008	Q2 2007
	£m	£m	£m
Revenue
Cable
Consumer	610.3	618.2	619.3
Business	156.8	160.7	155.8
	767.1	778.9	775.1
Mobile	143.9	139.5	146.3
Content	79.5	83.4	73.6
Total Revenue	990.5	1,001.8	995.0

OCF	332.9	324.2	315.3

Operating (loss) income	(333.1)	(4.6)	3.0

GROUP RESIDENTIAL OPERATIONS STATISTICS (’000s)	Q2 2008	Q1 2008	Q2 2007

Group RGUs

On-net TV	3,538.8	3,514.9	3,396.6
On-net Digital TV	3,353.5	3,311.4	3,125.3

Broadband
On-net	3,563.4	3,502.3	3,191.9
Off-net	272.7	279.5	275.2
	3,836.1	3,781.8	3,467.1

Telephone
On-net	4,063.5	4,060.4	3,993.8
Off-net	107.3	102.4	75.5
	4,170.8	4,162.8	4,069.3

Mobile
Contract	491.6	435.7	299.1

Total RGUs	12,037.3	11,895.2	11,232.1

Net RGU adds

On-net TV	24.8	36.8	2.2
On-net Digital TV	42.1	57.9	40.0

Broadband
On-net	54.6	88.4	45.8
Off-net	(6.8)	(7.8)	4.7
	47.8	80.6	50.5

Telephone
On-net	3.4	29.0	(56.9)
Off-net	4.9	(1.5)	10.4
	8.3	27.5	(46.5)

Mobile
Contract	55.9	59.4	52.8

Net RGU adds	136.8	204.3	59.0

Data cleanse	5.3	—	4.2

Total increase in RGUs in period	142.1	204.3	63.2

Note

Data cleanse activity with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300 comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These figures include a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The data cleanse activity is continuing in Q3-08 and may result in further adjustments to customer and RGU numbers.

Data cleanse activity in Q2-07 resulted in an increase in reported RGUs of 4,200 comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above exclude the data cleanse increases/decreases.

OVERVIEW

This year, our top priority is to build a robust platform for medium and long term growth.  We are strengthening our existing customer base by focusing on getting the fundamentals right and are beginning to exploit the superior capabilities of our network in order to differentiate ourselves from our competitors. We have also begun to improve the underlying economic value of the business by reducing costs and inefficiencies. Today’s second quarter results, traditionally our weakest quarter for gross additions, have seen solid progress operationally, financially and strategically. This progress, alongside cost savings, has driven year-on-year improvements in OCF.

Operationally, reducing churn remains a key focus and it remained low this quarter at 1.3% and we expect it to remain lower in the third quarter than last year. We have increased our consumer pricing with no material impact on churn. We believe this reflects the improved quality of our service and propositions and a more stable competitive environment. We have continued to focus on RGU growth which feeds through into low churn and on cross-sell and up-sell, with triple-play now at a record 53.1%. The percentage of customers on our top 20Mb broadband tier continued to grow, illustrating the very real demand from our customers for top broadband speeds. The number of single product subscribers and the number of phone only subscribers have fallen by 64,800 and 24,000 respectively during the quarter, partly through churn and partly through cross-sell. So despite the second quarter traditionally being the weakest quarter for gross additions, resulting in 19,500 net customer disconnections, the quality of our customer base has improved. We remain confident about improving gross additions and as in previous years, we expect gross additions to be higher in the second half of the year than the first. Similarly, we expect to see an improvement in RGU growth in the third quarter to around similar levels that we experienced in the third quarter of last year.

Our key strategic objectives are to lead the next generation broadband market in speed and quality and to redefine the mid-market TV experience through video-on-demand (“VOD”). In broadband, our 4Mb to 10Mb upgrade program is 70% complete, we plan to launch mobile broadband in the fourth quarter and we are on track to launch 50Mb later this year. Despite a slowdown in the overall market, we have seen solid broadband net additions and improved tier mix.

Turning to TV, we were delighted to launch BBC iPlayer on our platform, which achieved 10.5m views in June.  We are the only TV platform in the UK to carry this service and believe this significantly enhances our TV offering.

Within Mobile, we have successfully undertaken actions to improve prepay financial performance and have continued to enjoy success in cross-selling contract mobile to our cable customers. Our mobile service continues to win customer satisfaction awards. Virgin Mobile’s contract service came top of recent customer satisfaction surveys by Which and JD Power.

The broader economic environment in the UK has become more challenging and we have seen some impact on gross customer additions. However, our business has shown good resilience as we reduce customer disconnects, drive further efficiencies across the Group and enhance our compelling product suite.

RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2008

TOTAL REVENUE

Total revenue in the second quarter was £990.5m (Q1-08: £1,001.8m; Q2-07: £995.0m). The sequential decrease was mainly due to reduced Consumer revenue and lower Business revenue. The year-on-year decrease was mainly due to reduced Consumer revenue partially offset by growth in Content revenue.

CABLE SEGMENT REVENUE

Consumer

Consumer revenue in the second quarter was £610.3m (Q1-08: £618.2m; Q2-07: £619.3m). Revenue declined sequentially mainly due to a small reduction in Cable ARPU as discussed below. Revenue was down year-on-year mainly due to lower ARPU, but this year-on-year decline has slowed and is now the lowest for a year.

As a result of the migration of our consumer on-net billing systems during the quarter, there was a data cleanse which resulted in a decrease in customer numbers of 18,900 and an increase in on-net RGUs of 5,300. This includes data cleanse activity in July 2008. All net additions/disconnections figures in the following discussion exclude the impact of the data cleanse so that we are showing the true organic growth or decline. As we continue to reconcile the data as a result of the migration, there may be a further data cleanse in the third quarter.

On-net cable RGU net additions were 82,800 in the quarter (Q1-08: 154,200; Q2-07: 8,900 net disconnects). The strong year-on-year increase was due to a sharp decline in churn. RGU net additions were down sequentially for the reasons discussed further below.

Average monthly churn was 1.3% (Q1-08: 1.2%; Q2-07: 1.8%). We believe this partly reflected a range of operational improvements that we have made over the last year. In addition, in the second quarter of last year, disconnections were affected by BSkyB’s removal of its basic TV channels from our platform. As a result, gross customer disconnections of 187,400 in the quarter were down 29% from the same quarter last year. The number of disconnections grew by 10,900 compared to the previous quarter mainly due to a seasonal increase in movers churn, partially offset by a reduction in non-pay churn. Movers churn includes students who disconnect their services at the end of the academic year as well as well as rental movers. As usual, churn is expected to increase seasonally in the third quarter, although we expect it to continue to remain lower than the corresponding period in 2007.

Gross on-net customer additions in the second quarter were 167,900, down 13% compared to the same quarter last year. We believe this partly reflects the focus on better quality gross additions and our priority of reducing churn, along with the probable impact of a softer macroeconomic environment.  Gross on-net customer additions were down by 13,500 on the previous quarter. As a result, the on-net customer base was 4.7m at the quarter-end, with net disconnections of 19,500 in the quarter.

Cable ARPU declined during the quarter to £41.63 (Q1-08: £41.91; Q2-07: £42.16) due mainly to lower fixed line telephony usage and a shift of existing customers to lower priced bundles, partly offset by cross-sell and up-sell.

Successful bundling and cross-sell was reflected in continued growth in triple-play penetration, which reached a record 53.1% at the quarter-end compared to 45.2% a year ago. Cable RGUs per customer also grew to 2.36 from 2.23 a year ago.

On June 1, 2008, we increased some of our telephony, TV and bundle pricing which we expect to have a positive impact on Cable ARPU in the third quarter and beyond. This included a £1.50 per month increase in the price of our TV “XL” package and an increase of £1.00 per month on most of our other standard bundles. We have not experienced any significant churn to date as a result of these price rises, which were pre-announced.

Broadband (On-net)

Broadband net additions were 54,600 (Q1-08: 88,400; Q2-07: 45,800). Net additions were down sequentially due to lower gross additions but were up 19% year-on-year.

Our increased focus on up-sell has improved the tier mix and the number of subscribers on our top 20Mb tier has increased by 82% in the last twelve months. We now have 9.3% of our broadband subscribers on this top tier. The upgrading of our 4Mb tier to 10Mb is also resulting in an improved percentage of customers subscribing to 10Mb rather than 2Mb.

Broadband remains our premier product where our superior network differentiates us from our DSL competitors. We are fully focused on maximizing the unique potential of our cable network to improve the consumer experience and plan to launch a 50Mb broadband service by the end of the year. This will mean that by the end of the year, we plan to have four tiers of broadband service at 2Mb, 10Mb, 20Mb and 50Mb, with top headline speeds and quality of service well ahead of our DSL competitors.

Television

Total TV net additions were 24,800 in the quarter (Q1-08: 36,800; Q2-07: 2,200). Net additions were up compared to the same quarter last year which was negatively affected by BSkyB’s removal of its basic  TV channels from our platform.

During the quarter, we launched the BBC’s iPlayer service on our VOD platform offering hundreds of hours of BBC “catch-up” content. Virgin Media is the first TV platform to make BBC iPlayer available in full screen picture quality directly to its 3.4m digital TV subscribers. Developments like this give VOD a new impetus and help establish on-demand as a genuinely mainstream TV service.

Customers are increasingly using our VOD services. On a monthly basis, 1.6m of our TV customers are now using VOD, representing a reach of 48%. Average views per user per month in the quarter were 24 compared to 14 a year ago. Average monthly views were 38m in the quarter, up 5% on the previous quarter and up 92% on the same quarter last year.

During the quarter, we added 60,700 V+ DVR subscribers to reach an installed base of 424,900. This represents a penetration level of just 13% of our digital subscribers and so the growth opportunity remains strong. In addition, based on our experience, V+ DVR subscribers and VOD users are less likely to churn.

Telephony (On-net)

Telephony net additions of 3,400 (Q1-08: 29,000; Q2-07: 56,900 net disconnects) were positive for the third successive quarter following a period of six quarters of subscriber losses and showed a large improvement on the previous year. This was driven by our successful bundling of telephony with our broadband and TV products at the point of sale, along with continued cross-selling and reduced churn. Net additions were lower than in the previous quarter, primarily due to lower gross additions.

Off-net

Consumer off-net revenue, which is included in total consumer revenue, was £15.6m (Q1-08: £17.2m; Q2-07: £16.2m). At the quarter-end, we had 272,700 off-net broadband subscribers, with a decrease of 6,800 in the quarter. The number of off-net telephony subscribers increased by 4,900 during the quarter and we now have a base of 107,300.

Business

Business revenue was £156.8m (Q1-08: £160.7m; Q2-07: £155.8m) with the sequential revenue decline due to lower retail voice, wholesale and other retail revenue, partially offset by growth in retail data revenue. The year-on-year revenue increase was due to growth in retail data revenue and other retail revenue, partially offset by lower retail voice and wholesale revenue.

Consistent with our strategy to replace declining voice revenue with data revenue, we continue to experience a mix-shift in retail revenue from voice to data. Retail data revenue was £46.8m (Q1-08: £45.0m; Q2-07: £42.7m).  Retail voice revenue was £47.7m (Q1-08: £50.2m; Q2-07: £53.5m).

Other retail revenue in the quarter was £17.5m (Q1-08: £18.6m; Q2-07: £13.3m). The majority of this revenue is from infrastructure projects which are non-recurring in nature. Our largest infrastructure project is the provision of telecoms network equipment for the new Terminal 5 at Heathrow airport, which contributed £6.4m of revenue in the second quarter compared to £9.7m in the previous quarter and £6.0m in the same quarter last year. This revenue is expected to decline in the third quarter as the contract comes to an end. However, this contract was operating at a very low margin and, consequently, its completion will not have a significant impact on Cable OCF.

Wholesale revenue in the quarter was £44.8m (Q1-08: £46.9m; Q2-07: £46.3m). Revenue was down both sequentially and year-on-year due predominantly to a reduction in our ISP subscriber base and contract decline in mobile accounts. Voice traffic was an additional factor in the sequential decline.

Cable OCF

Cable OCF in the quarter was £298.3m (Q1-08: £301.9m; Q2-07: £282.5m). Cable OCF was down slightly from the previous quarter mainly due to reduced Consumer and Business revenue as discussed above as well as higher marketing and share-based compensation expenses. Cable OCF was up strongly compared to the same quarter last year, due mainly to cost savings resulting from integration activities, partially offset by reduced revenue.

Cable OCF as a percentage of Cable revenue (Cable OCF margin) was 38.9% (Q1-08: 38.8%; Q2-07: 36.4%).

MOBILE SEGMENT

Mobile Revenue

Mobile revenue in the quarter was £143.9m (Q1-08: £139.5m; Q2-07: £146.3m), comprising £139.3m service revenue (Q1-08: £134.5m; Q2-07: £142.3m) and £4.6m equipment revenue (Q1-08: £5.0m; Q2-07: £4.0m).

We have successfully undertaken actions to improve Mobile prepay performance including selective price increases, better focused customer retention activity and efforts to reduce customer acquisition costs.

The sequential service revenue increase was mainly due to growth in the number of higher Mobile ARPU contract subscribers and higher prepay Mobile ARPU, partially offset by a reduction in prepay subscribers. The year-on-year decrease in service revenue was mainly due to a reduction in prepay subscribers and Mobile ARPU, partially offset by growth in the number of higher Mobile ARPU contract subscribers.

Contract net additions in the quarter were 55,900 (Q1-08: 59,400; Q2-07: 52,800) as we continued to successfully execute our strategy of using our own sales channels and cross-selling mobile contracts to our Virgin Media cable customers. At the quarter-end, we had 491,600 contract customers representing 11.5% of total mobile customers, and showing growth of 64% in the last twelve months. Our SIM-only contract propositions are proving successful and also help reduce acquisition costs. According to research by GFK, in June we were the market leader for SIM-only gross connections.

Prepay net disconnections in the quarter were 190,100 (Q1-08: 127,600 net disconnects; Q2-07: 99,300 net disconnects). The sequential decline is due to a decrease in gross connections partially offset by reduced churn. We have not engaged heavily in the low price handset end of the prepay market, resulting in lower gross connections, but instead focused on selective price increases. We also aim to attract and retain higher value longer term customers to improve Mobile ARPU and profitability.

Overall Mobile ARPU for the quarter was £10.65 (Q1-08: £10.04; Q2-07: £10.70), up sequentially mainly due to higher prepay Mobile ARPU and improved contract mix. Prepay Mobile ARPU was higher mainly due to selective price increases.

We have agreed new terms with our mobile network provider, T-Mobile, which reduce the wholesale rates we pay for voice and data traffic, retroactive to January 1, 2008 for voice and to April 1, 2008 for data. As a result of the new terms, we plan to launch a complementary mobile broadband proposition in the fourth quarter. We will also be able to price more competitively in the growing mobile data usage market which will be more attractive for higher value customers.

Our mobile service continues to win customer satisfaction awards. Virgin Mobile’s contract service came top of recent customer satisfaction surveys by Which and JD Power.

Mobile OCF

Mobile OCF was £35.5m in the quarter (Q1-08: £17.2m; Q2-07: £32.7m). Mobile OCF was up substantially compared to the previous quarter due to higher service revenue, lower operating costs, lower equipment costs and lower SG&A. Operating costs were down due to lower voice and data wholesales rates as a result of a new agreement with our mobile network provider, T-Mobile, which includes six months of benefit from the lower wholesale rates. Equipment costs were lower due mainly to lower acquisition costs partly as a result of lower prepay volumes and partly due to a shift in mix towards lower cost sales channels. SG&A was lower due to lower employee expenses.

Mobile OCF as a percentage of Mobile revenue (Mobile OCF margin) was 24.7% (Q1-08: 12.3%; Q2-07: 22.4%).

CONTENT SEGMENT

Content Revenue

The Content segment consists of VMtv and Sit-up.

Total Content segment revenue, after inter segment elimination, was £79.5m (Q1-08: £83.4m; Q2-07: £73.6m), comprising £28.3m (Q1-08: £28.4m; Q2-07: £25.9m) from VMtv and £51.2m (Q1-08: £55.0m; Q2-07: £47.7m) from Sit-up. VMtv sells channels to and receives subscriptions from the Virgin Media Cable segment. As a result, for consolidation purposes, £6.5m of inter segment revenue has been eliminated in the quarter.

VMtv revenue was up 9.3% compared to the same quarter last year due mainly to a 10.6% increase in advertising revenues.  This was due to year-on-year growth in our share of the overall TV advertising market.

Sit-up revenue was seasonally down on the previous quarter, but up 7.3% compared to the same quarter last year due to increased sales volumes.

Content OCF

Content segment OCF in the quarter, before inter segment elimination, was negative £0.9m (Q1-08: £5.1m; Q2-07: £0.1m). Content OCF declined sequentially mainly due to an increase in VMtv programming and marketing costs and seasonally reduced Sit-up revenue.

As in previous years, VMtv’s programming costs are expected to seasonally increase in the third quarter, which will negatively affect Content OCF.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s program library and other acquired programming, which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £5.0m in the quarter (Q1-08: £6.2m; Q2-07: £5.4m). UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by loans from Virgin Media, which totaled £144.9m at June 30, 2008. These loans effectively act as a revolving facility for UKTV. Virgin Media received cash payments from UKTV in the form of loan capital net repayments of £5.4m for the second quarter and net £0.5m for the year-to-date. Virgin Media also received cash payments from UKTV in the quarter totaling £3.9m and in the year-to-date totaling £9.8m, which consisted of dividends, interest payments and payment for consortium tax relief.

Virgin Media’s investment in UKTV is carried on the balance sheet at June 30, 2008 at £374.3m, which includes the outstanding loans of £144.9m.

OPERATING COSTS (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION)

Operating costs (exclusive of depreciation and amortization) were £434.9m in the quarter (Q1-08: £460.4m; Q2-07: £435.1m). Operating costs were down sequentially due to lower Cable and Mobile segment operating costs.

Cable operating costs were down sequentially by £16.7m mainly due to lower volume related costs, network facilities and Business costs. Mobile operating costs were down sequentially by £9.6m due to lower equipment costs and the reduced wholesale voice and data rates resulting from the new agreement with T-Mobile.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

SG&A was £222.7m in the quarter (Q1-08: £217.2m; Q2-07: £244.6m). SG&A costs were up sequentially mainly due to higher Cable SG&A. SG&A costs were down year-on-year mainly due to lower Cable SG&A.

Cable SG&A was up sequentially by £8.6m mainly due to higher marketing and share—based compensation expenses. Cable SG&A was down year-on-year by £19.3m mainly due to lower employee related costs as a result of reduced headcount and lower marketing costs.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL IMPAIRMENT AND OTHER CHARGES (OCF)

OCF was £332.9m in the quarter (Q1-08: £324.2m; Q2-07: £315.3m). The sequential increase was mainly due to the increase in Mobile OCF discussed above, partially offset by declines in Cable and Content OCF. The increase compared to the same quarter last year was mainly due to the increase in Cable OCF discussed above, partially offset by the decline in Content OCF.

OCF as a percentage of revenue (OCF margin) was 33.6% (Q1-08: 32.4%; Q2-07: 31.7%).

OCF is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

GOODWILL IMPAIRMENT

During the quarter we performed our annual impairment review for our Mobile, VMtv and Sit-up reporting units with the assistance of third party valuation specialists.  These reviews are required under U.S. GAAP and involved the comparison of the units’ fair value (as if each was a stand-alone entity) against the units’ carrying value. As a result of this review, we concluded that the fair value of the VMtv and Sit-up reporting units exceeded their carrying value, while the Mobile reporting unit’s fair value was less than its carrying value.  The fair values of these reporting units were determined through the use of a combination of both market and income valuation approaches.  The market approach valuations for the Mobile reporting unit have declined from the prior year primarily as a result of declining market multiples of comparable companies in the mobile industry.  The income approach valuations declined as a result of a combination of an increased discount rate, a reduced terminal value multiple and reduced long-term cash flow estimates.  We have completed our preliminary valuation of the individual assets and liabilities of the Mobile reporting unit and recognized a non-cash impairment charge of £366.2m in the current quarter. We intend to finalize our valuation work and recognize any further adjustments to this amount in the third quarter. This impairment review considered our Mobile reporting unit as a stand-alone business and did not reflect the benefits and synergies that Virgin Media as a whole is deriving from the acquisition of Virgin Mobile. Management believe that the continued integration of the mobile product offerings with our broadband, television and telephony offerings will continue to increase customer loyalty and help reduce churn.

The goodwill impairment charge is non-cash in nature and will not affect our liquidity, cash flows or debt covenants, or have any impact on future operations.

OPERATING (LOSS) INCOME

Operating loss was £333.1m (Q1-08: £4.6m loss; Q2-07: £3.0m income) with the year-on-year decrease mainly due to the goodwill impairment charge relating to our Mobile segment.

Amortization expense was £71.3m (Q1-08: £92.7m; Q2-07 £77.6m) with the sequential decline due to the cessation of amortization of certain intangible assets that became fully amortized during the period. The year-on-year decline was also due to the cessation of amortization of certain intangible assets, partially offset by an increased expense related to the reduction in the remaining useful economic life of certain intangible assets effective January 1, 2008.

NET LOSS

Net loss was £447.2m (Q1-08: £104.4m; Q2-07: £119.0m). The sequential and year-on-year increase in net loss was due to the goodwill impairment charge relating to our Mobile segment.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were £155.7m for the quarter (Q1-08: £137.1m; Q2-07: £156.2m).

Fixed asset additions (accrual basis) is up sequentially due mainly to increased scaleable infrastructure costs relating to broadband speed upgrades, partially offset by reduced consumer premise equipment expenditure as a result of reduced volumes.

The total purchase of fixed assets and intangible assets was £108.3m in the second quarter (Q1-08: £125.0m; Q2-07: £133.6m). This was down sequentially and year-on-year due to an increase in the amount of fixed assets acquired under finance leases together with the timing of cash payments in respect of liabilities related to fixed asset purchases.

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of June 30, 2008, long term debt (net of £33m current portion) was £5,990m. This consisted of £4,324m outstanding under our Senior Credit Facility, £1,043m of Senior Notes, £502m of Convertible Senior Notes and £121m of capital leases and other indebtedness. Cash and cash equivalents were £427m.

On April 16, 2008, we issued $1bn of 6.5% Convertible Senior Notes due 2016 and on April 22, 2008 used the net proceeds combined with existing cash on hand to prepay £261m of “A” loans and £243m of “B” loans under our senior credit facilities.

Cash interest paid (exclusive of amounts capitalized) was £121.4m in the quarter and £455.4m for the last twelve months.

Interest expense in the second quarter was £121.6m (Q1-08: £123.4m; Q2-07: £128.1m). Interest expense was lower than the same quarter last year due mainly to savings from voluntary prepayments of certain loan obligations in December 2007 and April 2008, partially offset by interest on the new Convertible Senior Notes.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the continued right to use the Virgin name and logo; (4) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (5) possible losses in revenues due to systems failures; (6) the ability to provide attractive programming at a reasonable cost; (7) the ability to control unauthorized access to our network; (8) the effect of technological changes on our businesses; (9) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (10) the ability to achieve our business plans; (11) the ability to fund debt service obligations through operating cash flow; (12) the ability to obtain additional financing in the future and react to competitive and technological changes; (13) the ability to comply with restrictive covenants in our indebtedness agreements; and (14) the extent to which our future cash flow will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on February 29, 2008, as amended, and our Form 10-Q filed with the SEC on May 8, 2008. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill impairment and other charges (OCF), and (ii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss) and purchase of fixed assets and purchase of intangible assets, respectively.

Please see Appendix E for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)           Financial Statements

•                  Condensed Consolidated Statements of Operations

•                  Condensed Consolidated Balance Sheets

•                  Condensed Consolidated Statements of Cash Flows

•                  Quarterly Condensed Consolidated Statements of Operations

•                  Additional Quarterly Condensed Cash Flow Information

B)            Group Residential Operations Statistics

C)            Segmental Analysis

D)            Fixed Asset Additions (Accrual Basis)

E)            Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)            FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenue	£990.5	£995.0	£1,992.3	£2,016.9

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	434.9	435.1	895.3	884.4
Selling, general and administrative expenses	222.7	244.6	439.9	511.5
Other (income) charges	(1.7)	3.1	2.9	14.7
Depreciation	230.2	231.6	461.7	463.7
Amortization	71.3	77.6	164.0	154.9
Goodwill impairment	366.2	—	366.2	—
Total costs and expenses	1,323.6	992.0	2,330.0	2,029.2
Operating (loss) income	(333.1)	3.0	(337.7)	(12.3)

Other income (expense)
Interest income and other, net	7.6	7.8	13.9	14.8
Interest expense	(121.6)	(128.1)	(245.0)	(246.6)
Share of income from equity investments	3.9	5.3	9.0	12.5
Foreign currency gains (losses)	3.4	2.3	(25.0)	5.6
Loss on extinguishment of debt	(5.6)	(1.1)	(5.6)	(1.1)
(Losses) gains on derivative instruments	(2.3)	(1.0)	31.1	(1.5)
Loss before income taxes and minority interest	(447.7)	(111.8)	(559.3)	(228.6)
Income tax benefit (expense)	0.6	(7.2)	7.9	(10.7)
Minority interest	(0.1)	—	(0.2)	—
Net loss	£(447.2)	£(119.0)	£(551.6)	£(239.3)

Basic and diluted net loss per share	£(1.36)	£(0.37)	£(1.68)	£(0.74)

Dividends per share (in U.S. Dollars)	$0.04	$0.03	$0.08	$0.05

Average number of shares outstanding	328.1	325.5	328.0	324.8

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(See Note)

Assets
Current assets
Cash and cash equivalents	£426.8	£321.4
Restricted cash	6.0	6.1
Accounts receivable - trade, less allowances for doubtful accounts of £20.0 (2008) and £19.5 (2007)	437.1	455.6
Inventory	94.8	75.4
Prepaid expenses and other current assets	185.4	94.8
Total current assets	1,150.1	953.3

Fixed assets, net	5,491.6	5,655.6
Goodwill and other indefinite-lived intangible assets	2,116.7	2,488.2
Intangible assets, net	657.4	816.7
Equity investments	373.0	368.7
Other assets, net of accumulated amortization of £55.9 (2008) and £45.0 (2007)	176.9	183.6
Total assets	£9,965.7	£10,466.1

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£382.8	£372.9
Accrued expenses and other current liabilities	510.9	406.2
VAT and employee taxes payable	71.6	86.1
Restructuring liabilities	57.7	89.6
Interest payable	137.3	172.5
Deferred revenue	268.0	250.3
Current portion of long term debt	33.3	29.1
Total current liabilities	1,461.6	1,406.7

Long term debt, net of current portion	5,990.2	5,929.4
Deferred revenue and other long term liabilities	160.9	238.5
Defered income taxes	83.3	81.0
Total liabilities	7,696.0	7,655.6
Commitments and contingent liabilities
Minority interest	0.2	—
Shareholders’ equity
Common stock - $.01 par value; authorized 1,000.0 (2008 and 2007) shares; issued 329.0 (2008) and 328.9 (2007) and outstanding 328.1 (2008) and 327.5 (2007) shares	1.8	1.8
Additional paid-in capital	4,343.7	4,335.9
Accumulated other comprehensive income	164.7	148.6
Accumulated deficit	(2,240.7)	(1,675.8)
Total shareholders’ equity	2,269.5	2,810.5
Total liabilities and shareholders’ equity	£9,965.7	£10,466.1

Note:  The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Six months ended
	June 30,
	2008	2007

Operating activities
Net loss	£(551.6)	£(239.3)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	625.7	618.6
Goodwill impairment	366.2	—
Non-cash interest	(29.8)	(65.4)
Non-cash compensation	7.2	14.3
Income from equity accounted investments, net of dividends received	(5.0)	(9.2)
Income taxes	(6.1)	12.7
Amortization of original issue discount and deferred financing costs	10.9	11.6
Unrealized foreign currency losses (gains)	21.7	(1.2)
Loss on extinguishment of debt	5.6	1.1
(Gains) losses on derivative instruments	(24.1)	1.5
Other	(0.5)	—

Changes in operating assets and liabilities	(41.4)	(123.6)

Net cash provided by operating activities	378.8	221.1

Investing activities
Purchase of fixed and intangible assets	(233.3)	(286.2)
Principal repayments on loans to equity investments	0.6	6.2
Acquisitions, net of cash acquired	—	(1.0)
Other	1.6	2.1
Net cash used in investing activites	(231.1)	(278.9)

Financing activities
New borrowings, net of financing fees	494.0	874.5
Proceeds from employee stock option exercises	0.6	4.0
Principal payments on long term debt and capital leases	(523.7)	(951.4)
Dividends paid	(13.3)	(8.3)
Net cash used in financing activities	(42.4)	(81.2)

Effect of exchange rate changes on cash and cash equivalents	0.1	(2.4)

Increase (decrease) in cash and cash equivalents	105.4	(141.4)
Cash and cash equivalents, at beginning of period	321.4	418.5
Cash and cash equivalents, at end of period	£426.8	£277.1

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£263.5	£295.0

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2008	2008	2007	2007	2007

Revenue	£990.5	£1,001.8	£1,050.6	£1,006.2	£995.0

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	434.9	460.4	491.6	454.0	435.1
Selling, general and administrative expenses	222.7	217.2	238.0	210.7	244.6
Other (income) charges	(1.7)	4.6	22.9	(8.9)	3.1
Depreciation	230.2	231.5	235.5	225.7	231.6
Amortization	71.3	92.7	80.4	78.0	77.6
Goodwill impairment	366.2	—	—	—	—
Total costs and expenses	1,323.6	1,006.4	1,068.4	959.5	992.0
Operating (loss) income	(333.1)	(4.6)	(17.8)	46.7	3.0

Other income (expense)
Interest income and other, net	7.6	6.3	(6.1)	10.8	7.8
Interest expense	(121.6)	(123.4)	(139.7)	(127.9)	(128.1)
Share of income (loss) from equity investments	3.9	5.1	(0.8)	6.0	5.3
Foreign currency gains (losses)	3.4	(28.4)	(2.7)	2.2	2.3
Loss on extinguishment of debt	(5.6)	—	(2.1)	—	(1.1)
(Losses) gains on derivative instruments	(2.3)	33.4	(1.8)	0.8	(1.0)
Loss before income taxes and minority interest	(447.7)	(111.6)	(171.0)	(61.4)	(111.8)
Income tax benefit (expense)	0.6	7.3	7.8	0.4	(7.2)
Minority interest	(0.1)	(0.1)	—	—	—
Net loss	£(447.2)	£(104.4)	£(163.2)	£(61.0)	£(119.0)

Basic and diluted net loss per share	£(1.36)	£(0.32)	£(0.50)	£(0.19)	£(0.37)

Average number of shares outstanding	328.1	327.8	327.4	326.4	325.5

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION

(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2008	2008	2007	2007	2007

Operating activities
Net loss	£(447.2)	£(104.4)	£(163.2)	£(61.0)	£(119.0)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	301.5	324.2	315.9	303.7	309.2
Goodwill impairment	366.2	—	—	—	—
Non-cash interest	(6.9)	(22.9)	25.4	37.5	(18.0)
Non-cash compensation	5.1	2.1	3.4	(0.2)	7.1
Income from equity accounted investments, net of dividends received	(0.6)	(4.4)	1.7	(3.3)	(3.6)
Income taxes	0.2	(6.3)	1.6	—	7.2
Amortization of original issue discount and deferred financing costs	5.4	5.5	5.8	5.7	5.7
Unrealized foreign currency (gains) losses	(5.2)	26.9	(2.3)	0.8	(0.1)
Loss on extinguishment of debt	5.6	—	2.1	—	1.1
Losses (gains) on derivative instruments	9.3	(33.4)	1.8	(0.8)	1.0
Other	(0.6)	0.1	13.5	(2.8)	(0.2)

Changes in operating assets and liabilities	40.7	(82.1)	62.2	(55.9)	(72.0)

Net cash provided by operating activities	273.5	105.3	267.9	223.7	118.4

Investing activities
Purchase of fixed and intangible assets	(108.3)	(125.0)	(112.2)	(137.8)	(133.6)
Principal repayments (drawdowns) on loans to equity investments	5.5	(4.9)	1.9	8.3	1.1
Other	1.3	0.3	4.6	4.3	1.5
Net cash used in investing activites	(101.5)	(129.6)	(105.7)	(125.2)	(131.0)

Financing activities
New borrowings, net of financing fees	494.0	—	—	—	874.6
Proceeds from employee stock option exercises	—	0.6	3.6	7.4	3.6
Principal payments on long term debt and capital leases	(514.9)	(8.8)	(204.0)	(12.1)	(947.2)
Dividends paid	(6.7)	(6.6)	(6.4)	(6.5)	(5.0)
Net cash used in financing activities	(27.6)	(14.8)	(206.8)	(11.2)	(74.0)

Effect of exchange rate changes on cash and cash equivalents	0.1	—	2.0	(0.4)	(1.4)

Increase (decrease) in cash and cash equivalents	144.5	(39.1)	(42.6)	86.9	(88.0)
Cash and cash equivalents, at beginning of period	282.3	321.4	364.0	277.1	365.1
Cash and cash equivalents, at end of period	£426.8	£282.3	£321.4	£364.0	£277.1

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£121.4	£142.1	£106.1	£85.8	£140.0

B)            GROUP RESIDENTIAL OPERATIONS STATISTICS

                (data in 000’s)

	Q2-08	Q1-08	Q4-07	Q3-07	Q2-07
Group RGUs (1)
Opening RGUs	11,895.2	11,690.9	11,418.8	11,232.1	11,168.9
Net RGU adds	136.8	204.3	272.1	186.7	59.0
Data Cleanse (2)	5.3	—	—	—	4.2
Closing Group RGUs (1)	12,037.3	11,895.2	11,690.9	11,418.8	11,232.1

Group RGUs (1)
Telephone
On-net	4,063.5	4,060.4	4,031.4	3,992.5	3,993.8
Off-net	107.3	102.4	103.9	90.5	75.5
	4,170.8	4,162.8	4,135.3	4,083.0	4,069.3

On-net TV	3,538.8	3,514.9	3,478.1	3,417.0	3,396.6
On-net DTV	3,353.5	3,311.4	3,253.5	3,167.0	3,125.3

Broadband
On-net	3,563.4	3,502.3	3,413.9	3,307.7	3,191.9
Off-net	272.7	279.5	287.3	282.3	275.2
	3,836.1	3,781.8	3,701.2	3,590.0	3,467.1
Mobile
Contract	491.6	435.7	376.3	328.8	299.1

Total RGUs (1)	12,037.3	11,895.2	11,690.9	11,418.8	11,232.1

Net RGU adds (1) & (2)
Telephone
On-net	3.4	29.0	38.9	(1.3)	(56.9)
Off-net	4.9	(1.5)	13.4	15.0	10.4
	8.3	27.5	52.3	13.7	(46.5)

On-net TV	24.8	36.8	61.1	20.4	2.2
On-net DTV	42.1	57.9	86.5	41.7	40.0

Broadband
On-net	54.6	88.4	106.2	115.8	45.8
Off-net	(6.8)	(7.8)	5.0	7.1	4.7
	47.8	80.6	111.2	122.9	50.5
Mobile (1)
Contract	55.9	59.4	47.5	29.7	52.8

Net RGU adds (1)	136.8	204.3	272.1	186.7	59.0

Data Cleanse (2)	5.3	—	—	—	4.2

Total increase in RGUs in period	142.1	204.3	272.1	186.7	63.2

Notes

(1)	The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, below.
(2)

Data cleanse activity with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300 comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These figures include a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The data cleanse activity is continuing in Q3-08 and may result in further adjustments to customer and RGU numbers.

Data cleanse activity in Q2-07 resulted in an increase in reported RGUs of 4,200 comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs.

Net RGU adds above exclude the data cleanse increases/decreases.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)

(data in 000’s except percentages, RGU/Customer and ARPU)

	Q2-08	Q1-08	Q4-07	Q3-07	Q2-07
Customers
Opening Customers	4,779.6	4,774.7	4,750.3	4,737.3	4,807.6
Gross customer adds	167.9	181.4	225.1	256.5	191.9
Total Customer disconnections	(187.4)	(176.5)	(200.7)	(243.5)	(262.2)
Net customer adds	(19.5)	4.9	24.4	13.0	(70.3)
Data Cleanse (1 & 2)	(18.9)	—	—	—	—
Closing Customers	4,741.2	4,779.6	4,774.7	4,750.3	4,737.3

Monthly customer churn %	1.3%	1.2%	1.4%	1.7%	1.8%

Cable RGUs
Opening Cable RGUs	11,077.6	10,923.4	10,717.2	10,582.3	10,587.0
Net Cable RGU adds	82.8	154.2	206.2	134.9	(8.9)
Data Cleanse (1)	5.3	—	—	—	4.2
Closing Cable RGUs	11,165.7	11,077.6	10,923.4	10,717.2	10,582.3

Net Cable RGU Adds (1)
Telephone	3.4	29.0	38.9	(1.3)	(56.9)
Television	24.8	36.8	61.1	20.4	2.2
DTV	42.1	57.9	86.5	41.7	40.0
Broadband	54.6	88.4	106.2	115.8	45.8
Total Net Cable RGU Adds	82.8	154.2	206.2	134.9	(8.9)

Cable Revenue Generating Units (RGUs)
Telephone	4,063.5	4,060.4	4,031.4	3,992.5	3,993.8
Television	3,538.8	3,514.9	3,478.1	3,417.0	3,396.6
DTV	3,353.5	3,311.4	3,253.5	3,167.0	3,125.3
Broadband	3,563.4	3,502.3	3,413.9	3,307.7	3,191.9
Total Cable RGUs	11,165.7	11,077.6	10,923.4	10,717.2	10,582.3

Cable RGU / Customer	2.36	2.32	2.29	2.26	2.23

Bundled Customers
Dual Cable RGU	1,387.6	1,394.9	1,423.3	1,506.0	1,563.0
Triple Cable RGU	2,515.3	2,451.6	2,362.6	2,230.5	2,141.0
Percentage of dual or triple Cable RGUs	82.3%	80.5%	79.3%	78.7%	78.2%
Percentage of triple Cable RGUs	53.1%	51.3%	49.5%	47.0%	45.2%

Cable ARPU (2)	£41.63	£41.91	£42.24	£41.55	£42.16
ARPU calculation:
On-net revenues (millions)	£594.8	£601.0	£604.7	£590.5	£603.1
Average customers	4,762.9	4,780.2	4,771.7	4,737.1	4,768.0

Homes Marketable On-net (3)
Telephone	12,306.6	12,309.0	12,313.8	12,353.5	12,349.5
Television - Total	12,575.4	12,578.1	12,586.8	12,701.5	12,697.4
Television - DTV	11,987.6	11,990.2	11,993.8	12,050.5	12,046.5
Broadband	12,067.9	12,054.7	12,058.2	11,807.0	11,803.0
Total homes	12,575.4	12,578.1	12,586.8	12,701.5	12,697.4

Penetration of Homes Marketable On-net
Telephone	33.0%	33.0%	32.7%	32.3%	32.3%
Television - Total	28.1%	27.9%	27.6%	26.9%	26.8%
Television - DTV	28.0%	27.6%	27.1%	26.3%	25.9%
Broadband	29.5%	29.1%	28.3%	28.0%	27.0%
Total Customer	37.7%	38.0%	37.9%	37.4%	37.3%

Notes

(1)               Data cleanse activity with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300 comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These figures include a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The data cleanse activity is continuing in Q3-08 and may result in further adjustments to customer and RGU numbers.

                             Data cleanse activity in Q2-07 did not result in a change in reported customer numbers but did result in an increase in reported RGUs of 4,200 comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net Cable RGU adds above exclude the data cleanse increases/decreases.

(2)               Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

                             For the purpose of calculating Cable ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been recognized.

(3)               Homes marketable on-net represents management’s estimate of homes passed by our cable network that are capable of taking our respective products.

CABLE SEGMENT OFF-NET OPERATIONS STATISTICS

(data in 000’s)

	Q2-08	Q1-08	Q4-07	Q3-07	Q2-07
Off-net RGUs
Opening RGUs
Telephone	102.4	103.9	90.5	75.5	65.1
Broadband	279.5	287.3	282.3	275.2	270.5
	381.9	391.2	372.8	350.7	335.6

Net RGU adds
Telephone	4.9	(1.5)	13.4	15.0	10.4
Broadband	(6.8)	(7.8)	5.0	7.1	4.7
	(1.9)	(9.3)	18.4	22.1	15.1

Closing RGUs
Telephone	107.3	102.4	103.9	90.5	75.5
Broadband	272.7	279.5	287.3	282.3	275.2
	380.0	381.9	391.2	372.8	350.7

MOBILE OPERATIONS STATISTICS

(data in 000’s except ARPU)

	Q2-08	Q1-08	Q4-07	Q3-07	Q2-07
Mobile Customers (1)
Opening Customers
Prepay	3,987.5	4,115.1	4,102.1	4,115.9	4,215.2
Contract	435.7	376.3	328.8	299.1	246.3
	4,423.2	4,491.4	4,430.9	4,415.0	4,461.5
Net customer adds
Prepay	(190.1)	(127.6)	13.0	(13.8)	(99.3)
Contract	55.9	59.4	47.5	29.7	52.8
	(134.2)	(68.2)	60.5	15.9	(46.5)
Closing Mobile Customers (1)
Prepay	3,797.4	3,987.5	4,115.1	4,102.1	4,115.9
Contract	491.6	435.7	376.3	328.8	299.1
	4,289.0	4,423.2	4,491.4	4,430.9	4,415.0

Mobile monthly ARPU (2)	£10.65	£10.04	£10.69	£11.11	£10.70
ARPU calculation:
Service revenue (millions)	£139.3	£134.5	£142.0	£147.3	£142.3
Average customers	4,359.6	4,465.2	4,429.2	4,417.9	4,434.7

Notes

(1)               Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 90 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(2)               Mobile monthly ARPU is calculated on service revenue for the period divided by the average number of active customers for the period, divided by three.

C)                SEGMENTAL ANALYSIS
(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2008	2008	2007	2007	2007

Revenue
Cable segment
Consumer	611.0	618.8	623.2	608.4	620.2
Business	156.9	160.8	163.1	160.1	155.9
Total	767.9	779.6	786.3	768.5	776.1
Inter segment revenue	(0.8)	(0.7)	(1.4)	(0.8)	(1.0)
	767.1	778.9	784.9	767.7	775.1
Mobile segment
Virgin Mobile	143.9	139.5	151.6	158.7	146.3
Content segment
Virgin Media TV	34.8	34.7	33.5	33.2	32.0
Sit-up	51.2	55.0	86.8	52.8	47.7
Total	86.0	89.7	120.3	86.0	79.7
Inter segment revenue	(6.5)	(6.3)	(6.2)	(6.2)	(6.1)
	79.5	83.4	114.1	79.8	73.6

Total revenue	990.5	1,001.8	1,050.6	1,006.2	995.0

Segment OCF (1)
Cable segment OCF	298.3	301.9	309.5	303.5	282.5
Mobile segment OCF	35.5	17.2	17.8	31.5	32.7
Content segment OCF	(0.9)	5.1	(6.3)	6.5	0.1
OCF (Total)	332.9	324.2	321.0	341.5	315.3

Note:

(1)               Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure - see Appendix E.

D)                FIXED ASSET ADDITIONS (ACCRUAL BASIS)
(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2008	2008	2007	2007	2007

NCTA Fixed Asset Additions
CPE	50.5	62.5	53.3	49.1	58.9
Scaleable infrastructure	43.4	29.1	33.7	28.4	35.7
Commercial	22.6	18.9	17.1	17.1	18.5
Line extensions	0.1	0.5	0.6	0.1	—
Upgrade/rebuild	1.6	0.8	6.4	2.1	4.0
Support capital	25.3	20.3	24.9	25.1	29.6
Total NCTA Fixed Asset Additions	143.5	132.1	136.0	121.9	146.7

Non NCTA Fixed Asset Additions	12.2	5.0	4.3	6.3	9.5

Total Fixed Asset Additions (Accrual Basis)	155.7	137.1	140.3	128.2	156.2

Fixed assets acquired under capital leases	(29.6)	(22.7)	(17.9)	(12.7)	(8.6)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(17.8)	10.6	(10.2)	22.3	(14.0)

Total Purchase of Fixed Assets and Intangible Assets	108.3	125.0	112.2	137.8	133.6

Comprising:
Purchase of Fixed Assets	105.4	123.2	104.5	137.7	133.5
Purchase of Intangible Assets	2.9	1.8	7.7	0.1	0.1
	108.3	125.0	112.2	137.8	133.6

Note

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes.

Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix E for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP Purchase of Fixed Assets and Purchase of Intangible Assets.

E)                 USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)                 Operating income before depreciation, amortization, goodwill impairment and other charges (OCF)

Operating income before depreciation, amortization, goodwill impairment and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP. OCF represents our operating income before depreciation, amortization, goodwill impairment and other charges. Our management, including our chief executive officer, who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare OCF with other companies’ non-GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization, goodwill impairment and other charges (OCF) to GAAP operating (loss) income

(in £ millions) (unaudited)	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2008	2008	2007	2007	2007
Operating income before depreciation, amortization, goodwill impairment and other charges (OCF)	332.9	324.2	321.0	341.5	315.3

Reconciling items
Depreciation and amortization	(301.5)	(324.2)	(315.9)	(303.7)	(309.2)
Goodwill impairment	(366.2)	—	—	—	—
Other income (charges)	1.7	(4.6)	(22.9)	8.9	(3.1)
Operating (loss) income	(333.1)	(4.6)	(17.8)	46.7	3.0

(ii)             Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets and intangible assets as measured on an accrual basis. Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed assets and purchase of intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital. Fixed Asset Additions (Accrual Basis) also includes fixed assets acquired under capital leases.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed assets and purchase of intangible assets

(in £ millions) (unaudited)	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2008	2008	2007	2007	2007

Fixed Asset Additions (Accrual Basis)	155.7	137.1	140.3	128.2	156.2

Fixed assets acquired under capital leases	(29.6)	(22.7)	(17.9)	(12.7)	(8.6)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(17.8)	10.6	(10.2)	22.3	(14.0)
Total Purchase of Fixed Assets and Intangible Assets	108.3	125.0	112.2	137.8	133.6
Comprising:
Purchase of fixed assets	105.4	123.2	104.5	137.7	133.5
Purchase of intangible assets	2.9	1.8	7.7	0.1	0.1
	108.3	125.0	112.2	137.8	133.6